Exhibit 99.1

scPharmaceuticals Inc. Reports Third Quarter 2024 Financial Results and Provides Business Update

Generated 3Q 2024 net FUROSCIX® revenue of $10.0 million, up 164% from Q3 2023

Received approval of label expansion to include New York Heart Association (NYHA) Class IV Patients

Announced positive pharmacokinetic/pharmacodynamic (PK/PD) data on Autoinjector program

Completed $125 million transformative financing in a combination of debt and equity that is anticipated to fund the Company through expected profitability

Company to host investor conference call and webcast today, Wednesday, November 13th, at 4:30pm ET

BURLINGTON, Mass., Nov. 13, 2024 (GLOBE NEWSWIRE) – scPharmaceuticals Inc. (Nasdaq: SCPH), a pharmaceutical company committed to revolutionizing cardiorenal healthcare through patient-centric innovations, today announced financial results for the third quarter ended September 30, 2024, and provided a business update.

Business Update

•	For the third quarter ended September 30, 2024, scPharmaceuticals reports:

•	Net FUROSCIX revenue of $10.0 million, representing a 24% increase from the second quarter of 2024

•	Approximately 10,800 FUROSCIX doses filled, representing a 16% increase from the second quarter of 2024

•	Approximately 6.8 doses per prescription, up from 6.3 in the second quarter of 2024

•	Approximately 3,100 unique prescribers from launch until the end of the third quarter of 2024, up approximately 14% from the end of the second quarter of 2024

•	Gross-to-net discount of 15.7% in the third quarter of 2024, compared to 8% in the second quarter of 2024

•	Received direct purchases from 14 Integrated Delivery Networks (IDNs)/hospital systems year to date

•	Price increase of FUROSCIX by 5.5% at the end of September of 2024 expected to have a positive impact on product revenues

•

Transformative Financing Through Profitability: In August 2024, scPharmaceuticals announced concurrent equity, debt and royalty financings totaling up to $175 million. The transactions were comprised of a $50 million equity financing with leading life science investors, as well as both a $75 million senior debt facility and $50 million in a synthetic royalty agreement with Perceptive Advisors. The combined $175 million is anticipated to fund scPharmaceuticals’ operations through expected profitability.

•

NYHA Class IV Approval: In August 2024, scPharmaceuticals announced that the U.S. Food and Drug Administration (FDA) granted approval for FUROSCIX, expanding the indication to include New York Heart Association Class IV chronic heart failure patients.

•

PK/PD Data for Autoinjector: In August 2024, scPharmaceuticals announced positive PK/PD data that met all primary and secondary endpoints. scPharmaceuticals is continuing to progress towards its targeted submission of a Supplemental New Drug Application (sNDA) to the FDA by the end of January 2025.

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sNDA FUROSCIX Filing in Chronic Kidney Disease (CKD): In July 2024, scPharmaceuticals announced that the FDA has accepted for filing the Company’s sNDA seeking to expand the FUROSCIX indication to include treatment of edema due to fluid overload in patients with CKD. The FDA has assigned a Prescription Drug User Fee Act (PDUFA) target action date of March 6, 2025.

“The continued growth of FUROSCIX net revenue is encouraging, particularly as we have begun to see increased penetration into the Class IV chronic heart failure patient population following the FDA`s approval of the FUROSCIX expanded indication in August. We anticipate the expansion of the sales force that we completed in late September to have a potentially meaningful impact on sales moving forward. In addition, we saw a significant increase in the FUROSCIX purchase flow from IDNs and hospital systems,” stated John Tucker, President, and Chief Executive Officer of scPharmaceuticals. “We remain committed to our FUROSCIX lifecycle initiatives, including the development of our Autoinjector. The Autoinjector is anticipated to meaningfully reduce cost of goods sold over the medium-to-long-term. We continue to advance our pre-launch activities in anticipation of our PDUFA target action date on March 6, 2025, in patients with fluid overload due to CKD. In preparation for the potential indication expansion, we have conducted in depth market research, identified key opinion leaders, and have incorporated high impact nephrology offices that are already treating heart failure patients that also have CKD into our call plan.”

Third Quarter 2024 Financial Results

Product revenues were $10.0 million for the third quarter of 2024, compared to $3.8 million for the third quarter of 2023. Cost of product revenues were $3.3 million for the third quarter of 2024, compared to $1.1 million for the third quarter of 2023. The increase in both product revenues and cost of product revenues for the quarter ended September 30, 2024, was due to an increase in demand of FUROSCIX further into commercial launch, and related manufacturing costs.

Research and development expenses were $3.5 million for the third quarter of 2024, compared to $3.4 million for the third quarter of 2023. The increase in research and development expenses for the quarter ended September 30, 2024, was primarily due to an increase in clinical study costs, offset by a decrease in pharmaceutical development, quality, regulatory, and employee related costs.

Selling, general and administrative expenses were $21.3 million for the third quarter of 2024, compared to $14.1 million for the third quarter of 2023. The increase in selling, general and administrative expenses for the quarter ended September 30, 2024, was primarily due to costs associated with entering into the Credit Agreement and Guaranty and Revenue Purchase and Sale Agreement in August 2024, employee related costs, commercial costs, patient support, and professional service costs, offset by decreases in taxes and insurance.

scPharmaceuticals reported a net loss of $35.1 million for the third quarter of 2024, compared to $15.6 million for the third quarter of 2023. The increase in net loss for the third quarter of 2024, was primarily due to one-time charges related to the extinguishment of debt and accounting for the new financial instruments scPharmaceuticals entered into in August 2024. scPharmaceuticals’ net loss for the third quarter of 2024 was $0.75 per share. The $0.75 per share was burdened by one-time charges of $0.47 per share.

scPharmaceuticals ended the third quarter of 2024 with $91.5 million in cash and cash equivalents, compared to $76.0 million in cash, cash equivalents, and short-term investments as of December 31, 2023.

As of September 30, 2024, scPharmaceuticals’ total shares outstanding was 50,040,134.

Conference call and webcast information

scPharmaceuticals’ management will host a conference call and webcast to review the Company’s third quarter 2024 results today, Wednesday, November 13th, at 4:30 p.m. EST. Participants should dial 1-877-407-9208 (domestic) or 1-201-493-6784 (international) with the conference code 13749995.

To access the Call me™ feature, which avoids having to wait for an operator, click here.

The live webcast and replay of the conference call can be accessed here or under “News & Events” in the Investor Relations section of the Company’s website, www.scpharmaceuticals.com.

FUROSCIX® (furosemide injection) 80 mg/10mL for subcutaneous use

FUROSCIX® is indicated for the treatment of congestion due to fluid overload in adult patients with chronic heart failure.

IMPORTANT SAFETY INFORMATION

FUROSCIX is contraindicated in patients with anuria, patients with a history of hypersensitivity to furosemide, any component of the FUROSCIX formulation or medical adhesives and in patients with hepatic cirrhosis.

Furosemide may cause fluid, electrolyte, and metabolic abnormalities, particularly in patients receiving higher doses, patients with inadequate oral electrolyte intake, and in elderly patients. Serum electrolytes, CO2, BUN, creatinine, glucose, and uric acid should be monitored frequently during furosemide therapy.

Excessive diuresis may cause dehydration and blood volume reduction with circulatory collapse and possibly vascular thrombosis and embolism, particularly in elderly patients.

Furosemide can cause dehydration and azotemia. If increasing azotemia and oliguria occur during treatment of severe progressive renal disease, discontinue furosemide.

Cases of tinnitus and reversible or irreversible hearing impairment and deafness have been reported with furosemide. Reports usually indicate that furosemide ototoxicity is associated with rapid injection, severe renal impairment, the use of higher than recommended doses, hypoproteinemia or concomitant therapy with aminoglycoside antibiotics, ethacrynic acid, or other ototoxic drugs.

In patients with severe symptoms of urinary retention (because of bladder emptying disorders, prostatic hyperplasia, urethral narrowing), the administration of furosemide can cause acute urinary retention related to increased production and retention of urine. These patients require careful monitoring, especially during the initial stages of treatment.

Contact with water or other fluids and certain patient movements during treatment may cause the On-body Infusor to prematurely terminate infusion. Ensure patients can detect and respond to alarms.

The most common adverse reactions with FUROSCIX administration in clinical trials were site and skin reactions including erythema, bruising, edema, and injection site pain.

For more details, please read the full Prescribing Information at FUROSCIX.com/prescribing-information.pdf and Instructions for Use at FUROSCIX.com/instructions-for-use.pdf.

About scPharmaceuticals

At scPharmaceuticals, we are powered by passion, driven by patient care. Our Mission is focused on advancing cardiorenal care through innovative, integrated treatments that address unmet patient needs.

Our goal is to become the foremost advocate for patient-centric cardiorenal care, driving global health improvements through specialized, multidisciplinary approaches. scPharmaceuticals is expanding its reach, offering integrated therapies and products that address diverse healthcare needs and potentially improve the lives of our patients. scPharmaceuticals is headquartered in Burlington, MA. For more information, please visit www.scPharmaceuticals.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding the development and commercialization of products, such as the Autoinjector, that have the potential to optimize the delivery of infused therapies, advance patient care, and reduce healthcare costs and costs of goods sold; our commercial strategy for FUROSCIX and anticipated sales; the PDUFA target action date of March 6, 2025 related to the NDA seeking to expand the FUROSCIX indication to include the treatment of fluid overload in CKD; the potential submission of the sNDA with PK/PD Data for the Autoinjector; our ability to fund the Company through expected profitability; participation in upcoming events and presentations; and the timing of any of the foregoing. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include but are not limited to, our dependence on the commercial success of FUROSCIX and, if approved, our other product candidates; risks related to the receipt of regulatory approval for our product candidates; risks related to our ability to manufacture, or the ability of third parties to deliver, sufficient product for commercialization of FUROSCIX or any of our product candidates, if approved; risks related to our history of operating losses, we have a history of significant operating losses and expect to incur significant and increasing losses for the foreseeable future; we may never achieve or maintain profitability; we may need additional funding and may be unable to raise capital when needed, which would force us to delay, reduce or eliminate our product development programs or commercialization efforts; the terms of our credit facility place restrictions on our operating and financial flexibility, and we may not have cash available to us in an amount sufficient to enable us to make interest or principal payments on our indebtedness when due; clinical and preclinical development involves a lengthy and expensive process with an uncertain outcome, and any difficulties or delays in the commencement or completion, or the termination or the potential for the results from any clinical trials to support submission of sNDAs or comparable regulatory applications; and the risk that global economic factors and uncertainties will impact the Company’s operations. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the sections entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, on file with the Securities and Exchange Commission, available at the Securities and Exchange Commission’s website at www.sec.gov, as well as discussions of potential risks, uncertainties and other important factors in the Company’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information unless required by law.

Katherine Miranda

scPharmaceuticals Inc., 781-301-6869

kmiranda@scpharma.com

Investors:

Nick Colangelo

Gilmartin Group, 339-225-1047

Nick@GilmartinIR.com

scPharmaceuticals Inc.

Unaudited Consolidated Statements of Operations

(in thousands, except share and per share data)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2023	2024	2023	2024
Product revenues, net	$3,796	$10,026	$7,497	$24,182
Operating expenses:
Cost of product revenues	$1,079	$3,311	$2,038	$7,396
Research and development	3,421	3,541	8,471	8,944
Selling, general and administrative	14,135	21,320	37,127	56,275

Total operating expenses	18,635	28,172	47,636	72,615

Loss from operations	(14,839)	(18,146)	(40,139)	(48,433)
Loss on extinguishment of debt	—	(13,032)	—	(13,032)
Change in fair value of term loan	—	(2,954)	—	(2,954)
Change in fair value of revenue purchase and sale liability	—	(1,830)	—	(1,830)
Other (expense) income	(36)	1,804	1,193	3,587
Interest income	1,301	903	3,979	2,444
Interest expense	(2,060)	(1,850)	(6,031)	(6,085)

Net loss	$(15,634)	$(35,105)	$(40,998)	$(66,303)

Net loss per share, basic and diluted	$(0.41)	$(0.75)	$(1.07)	$(1.60)

Weighted—average common shares outstanding, basic and diluted	38,760,895	46,558,484	38,421,676	41,516,917

scPharmaceuticals Inc.

Unaudited Consolidated Balance Sheet Data

(in thousands)

	DECEMBER 31,	SEPTEMBER 30,
	2023	2024
Cash, cash equivalents and investments	$76,013	$91,484
Working capital	79,804	108,065
Total assets	94,479	125,069
Term loan	38,811	51,099
Revenue purchase and sale liability	—	26,830
Accumulated deficit	(281,346)	(347,649)
Total stockholders’ equity	37,218	30,709